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                CLARK REFINING & MARKETING, INC. AND SUBSIDIARY
                                                                    Exhibit 12.1
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (dollars in thousands)

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
                                                                                               Six Months Ended
                                                         Year Ended December 31,                   June 30,
                                            -------------------------------------------------  ------------------
                                             1993      1994      1995      1996       1997      1997      1998
                                            -------   -------  --------  ---------  ---------  -------  ---------
Earnings Available for Fixed Charges
  Pretax earnings from continuing
    operations                              $   855   $27,806  ($41,200) ($52,441)  ($26,278)  $12,162  ($20,396)
  Fixed charges                              43,205    44,690    50,827    54,956     61,366    28,085    30,601
  Capitalized interest                       (2,776)   (2,409)   (1,404)   (1,033)    (1,392)     (647)     (993)
  Other (a)                                     197      (468)   (1,413)     (136)    (1,289)     (120)    1,621
                                            -------   -------  --------  --------   --------   -------  --------
                                            $41,481   $69,619    $6,810    $1,346    $32,407   $39,480   $10,833
                                            =======   =======  ========  ========   ========   =======  ========

Fixed Charges
  Gross interest expense (b)                $42,072   $42,157   $47,394   $49,455    $55,729   $24,904   $27,790
  Interest factor attributable to rent
    expense                                   1,133     2,533     3,433     5,501      5,637     3,181     2,811
                                            -------   -------  --------  --------   --------   -------  --------
                                            $43,205   $44,690   $50,827   $54,956    $61,366   $28,085   $30,601
                                            =======   =======  ========  ========   ========   =======  ========

Ratio of Earnings to Fixed Charges             0.96      1.56      0.13      0.02       0.53      1.41      0.35
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(a) Represents adjustments to recognize only distributed earnings for less than
    50% owned companies accounted for under the equity method.
(b) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs.




=================================================================================================================
Coverage of FC by Earnings                  ($1,724)  $24,929  ($44,017) ($53,610)  ($28,959)  $11,395  ($19,768)
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